Exhibit 10.34

AGREEMENT

This AGREEMENT (this “Agreement”), effective as of March 30, 2005 (the “Effective Date”), is made by and among CellStar Ltd., a Texas limited partnership (the “Company”) and Juan Martinez (the “Employee”).

WHEREAS, the Company has and will continue to provide to Employee during the course of Employee’s employment with CellStar, specialized knowledge and training regarding the business in which the Company is involved; and

WHEREAS, the Company desires to protect its investment in its businesses and the goodwill thereof; and

WHEREAS, Employee desires to continue to render services for Company on the terms and conditions hereinafter provided;

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereby agree as follows:

1.	EMPLOYMENT.

1.1 Employment. The parties acknowledge that the Company’s employment of Employee constitutes an “at will” employment relationship.

1.2 Employee’s Right to Severance Upon Termination Without Cause. It is specifically understood, that in the event the Company terminates the employment of Employee “without cause,” the Company shall pay Employee severance in an amount equal to the greater of:

(a) the amount, if any, which would be payable to Employee based upon Employee’s tenure with the Company in accordance with the Company’s normal practice on Date of Termination; or

(b) an amount equal to six (6) times Employee’s monthly base salary at the rate in effect as of the date of termination.

For purposes hereof, “cause” shall mean termination because of the Employee’s (i) continued unsatisfactory job performance, (ii) misconduct that causes or is likely to cause material economic harm to the Company or its affiliates or that brings or is likely to bring substantial discredit to the reputation of the Company or any of its affiliates, (iii) failure to follow directions of senior management of the Company that are consistent with his job duties, (iv) conviction of, or entry of a pleading of guilty or nolo contendere to, any crime involving moral turpitude or entry of an order duly issued by any federal or state regulatory agency having jurisdiction in the matter permanently prohibiting Employee from participating in the conduct of the affairs of the Company, CellStar Corporation (the “Parent”) or their affiliated entities, or (v) any other material breach of any provision of this Agreement.

1.3 Employee’s Right to Severance Upon a Change of Control.

(a) If, during the twenty-four (24) month period after a “Change in Control,” Employee terminates his employment for “Company Breach” or if the Company terminates Employee without cause during such period, then in lieu of any payments that Employee would be otherwise entitled to receive pursuant to this Agreement, the Company shall pay to Employee as severance pay and as liquidated damages (because actual damages are difficult to ascertain), in a lump sum, in cash, within thirty (30) days after termination, an amount which is equal to two (2) times the sum of (A) Employee’s annualized base salary as of the date of termination (or such greater amount of annualized base salary that was paid to Employee prior to any material salary reduction that serves as the basis for termination by Employee upon Company Breach) plus (B) the greater of (x) the amount of the annual incentive payment that Employee received (or will receive) for the fiscal year of Parent immediately preceding the fiscal year of the date of termination or (y) the average of the annual incentive payments made (or to be made) to Employee for each of the last three fiscal years of Parent immediately preceding the fiscal year that includes the date of termination; provided, however, that if such payment, either alone or together with other payments or benefits, either cash or non-cash, that Employee has the right to receive from the Company, including, but not limited to, accelerated vesting or payment of any deferred compensation, options, stock appreciation rights or any benefits payable to Employee under any plan for the benefit of employees, would constitute an “excess parachute payment” (as defined in Section 280G of the Internal Revenue Code of 1986), then such payment or other benefit shall be reduced to the largest amount that will not result in receipt by Employee of a parachute payment. The determination of the amount of the payment described in this Section shall be made by Parent’s independent auditors.

(b) For purposes of this Agreement, a “Company Breach” shall be deemed to occur in the event of (i) the reduction in Employee’s base salary as in effect on the date of this Agreement, (ii) the Employee is required by the Company to be relocate to any place outside a fifty (50) mile radius of the Company’s Carrollton, Texas headquarters as in use on the date of this Agreement, except for reasonable travel on behalf of the Company, or (iii) a change in Employee’s duties or responsibilities with the Company that (A) represents a material and adverse reduction of the duties or responsibilities of Employee as in effect immediately prior thereto and (B) Employee does not expressly consent to in writing; provided, however, that Employee shall not be entitled to terminate for Company Breach unless Employee notifies the Company thereof in writing, specifying in reasonable detail the basis therefor and stating that it is grounds for Company Breach, and unless the Company fails to cure such Company Breach within thirty (30) days after such notice is sent or given under this Agreement.

(c) For the purposes of this Agreement, a “Change in Control” shall mean any of the following:

(i) any consolidation or merger of the Parent in which such entity is not the continuing or surviving corporation or pursuant to which shares of such entity’s common stock would be converted into cash, securities or other property, other than a merger of the Parent in which the holders of the Parent’s common stock immediately prior to the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger (subject to adjustment for rounding or fractional interests resulting therefrom);

(ii) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of 50% or more of the assets and business conducted on this date by the Parent;

(iii) any approval by the stockholders of the Parent of any plan or proposal for the liquidation or dissolution of the Parent;

(iv) the acquisition of beneficial ownership, within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of an aggregate of fifty percent (50%) or more of the Parent’s outstanding voting securities by any person or group (as such term is used in Rule 13d-5 under the Exchange Act) who beneficially owned less than ten percent (10%) of the voting power of the Parent’s outstanding voting securities on the Effective Date of this Agreement; provided, however, that no Change in Control shall be deemed to have occurred if the acquiror is (1) a corporation owned, directly or indirectly, by the stockholders of the Parent, as the case may be, in substantially the same proportions as their ownership of voting securities of the Parent, (2) a person or group meeting the requirements of clauses (i) and (ii) of Rule 13d-1(b)(1) under the Exchange Act or (3) any other person whose ownership or acquisition of shares of voting securities is approved by a majority of the Continuing Directors (as that term is defined below);

(v) if, during any period of two consecutive years during the term of this Agreement, individuals who at the beginning of such period constitute the Board of Directors of the Parent (the “Continuing Directors”) cease for any reason to constitute at least a majority thereof; or

(vi) subject to applicable law, in a Chapter 11 bankruptcy proceeding, the appointment of a trustee or the conversion of a case involving the Parent to a case under Chapter 7.

1.4 Waiver of Other Rights upon Termination. Employee hereby acknowledges and agrees that the payments by the Company under this Agreement shall be the sole and exclusive remedy of Employee for termination of Employee’s employment by the Company and Employee hereby waives any and all other remedies under law or in equity.

2.	NON-COMPETITION AND CONFIDENTIALITY.

For purposes of this Article 2 (Non-Competition and Confidentiality), the term “the Company” shall be construed to include the Company, Parent and any and all Affiliates of the Company and Parent.

2.1 Confidentiality Agreement. Employee acknowledges that, at the inception of this Agreement and continuing on an ongoing basis during his employment with the Company, the Company will provide him with new Confidential Information (as defined below) and specialized training to which he has not previously had access and of which he has not had previous knowledge. Such information (the “Confidential Information”) includes business, proprietary, and technical information not known to others that could have economic value to others if improperly disclosed. Confidential Information also means any information disclosed to Employee by the Company, either directly or indirectly, in writing, orally or by inspection of tangible objects, including without limitation, information and technical data contained in the Company’s manuals, booklets, publications and materials and equipment of every kind and character, as well as documents, prototypes, samples and plans and prospects, inventions, trade secrets, product ideas, technical information, know-how, processes, plans (including without limitation, marketing plans and strategies), specifications, designs, methods of operations, techniques, technology, formulas, software, improvements, financial and marketing information, forecasts, research, and the identity of any and all customers, consultants and suppliers.

(a) Value of Confidential Information. By executing this Agreement, Employee agrees that the Confidential Information constitutes valuable, special and unique assets of the Company, developed at great expense by the Company, the unauthorized disclosure of which would cause irreparable harm. Employee understands and acknowledges that the Company is engaged in a highly specialized and competitive industry; that the Company relies heavily on information, data, programs and processes it has developed and acquired; and that competitors can reap potential or real economic benefits from the possession of Confidential Information that is otherwise not available to them. Employee understands and acknowledges, therefore, that the protection of the Confidential Information constitutes a legitimate business interest of the Company. Employee further acknowledges that the Confidential Information is the exclusive property of the Company and is to be held by Employee in trust and solely for the Company’s benefit. Employee further acknowledges that the Confidential Information includes “trade secrets” within the meaning in the Uniform Trade Secrets Act and, in addition to the other protections provided herein, all trade secrets shall be accorded the protections and benefits of the Uniform Trade Secrets Act and any other applicable law. Employee hereby waives any requirement that the Company submit proof of economic value of any trade secret or post a bond or other security should the need arise.

(b) Agreement Not to Use or Disclose Confidential Information. Employee agrees that at any time, either during his employment or for twelve (12) months after the termination of his employment relationship with the Company, regardless of the reason for such termination, Employee will not use, reveal, report, publish, transfer or otherwise disclose to any person or entity any of the Confidential Information without the Company’s prior written consent. Employee acknowledges that the Company would not enter into, or continue, an employment relationship with Employee without the assurance that all Confidential Information will be used for the exclusive benefit of the Company. Employee agrees that he shall take all reasonable measures to protect the secrecy of and avoid disclosure and unauthorized use of the Confidential Information and agree to immediately notify the Company in the event of any unauthorized use or disclosure of the Confidential Information.

(c) Agreement Not to Remove Confidential Information. Employee agrees that in the course of his employment with the Company, he will not remove from the office any documents, electronically stored information, or related items that contain Confidential Information, including but not limited to, computer discs, recordings, or other storage or archival systems or devices, including copies, except as may be required in the performance of his duties as an employee.

(d) Agreement to Return Confidential Information and Property. When Employee’s employment with the Company terminates, regardless of the reason for such termination: (i) Employee will not take, destroy, or delete any files, documents or other materials embodying or recording any Confidential Information, including copies, without obtaining the written consent in advance by an authorized representative of the Company, and (ii) all documents, files, records and tapes (written or electronically stored) that have been in Employee’s possession or control regarding the Company will be promptly returned to the Company, and Employee will not use or disclose such documents or records in any way or in any format, including written information in any form, information stored by electronic means, and any and all copies of such materials. Employee further agrees that at the termination of his employment with the Company regardless of the reason for such termination, or upon request, that all Company property, including but not limited to Confidential Information as defined below, in any form whatsoever, including but not limited to keys, equipment, devices, data, lists, and information relating to current or potential customers of the Company, and any files, correspondence, notes, memos, reports, transmittal letters, or other writings prepared by the Company or Employee on behalf of the Company, will be returned to the Company immediately. If Confidential Information known to Employee or in his possession is subject to a lawful production order by any judicial, regulatory, administrative, legislative or governmental authority, or any other person or entity, Employee agrees to notify the Company promptly that such lawful order has been received. If required to disclose the Confidential Information, Employee agrees to use best efforts to obtain assurances that the Confidential Information will be maintained on a confidential basis and not be disclosed to a greater degree than legally required.

2.2 Non-Solicitation, Non-Competition and Non-Recruitment Agreement. Employee understands and acknowledges that the Company is engaged in a specialized and competitive industry, and in a competitive marketplace; that Employee will unavoidably be exposed to business information, programs and processes the Company has developed that are not known to competitors; and that any business affiliation by the Employee with competitors of the Company, except as provided below, can result in significant economic harm to the Company. Employee agrees that to protect the Company’s Confidential Information, it is necessary to enter into the following restrictive covenants, which are ancillary to the enforceable promises between Employee and the Company in Section 2.1 above.

(a) Non-Solicitation. During Employee’s employment with the Company, and for a period of twelve (12) months following the termination of such employment, regardless of the reason for such termination (the “restricted period”), Employee agrees that he will not, directly or indirectly, either individually or as a partner, agent, consultant, contractor, employee or as a director or officer of any corporation or association, or in any other manner or capacity whatsoever solicit business, in products or services competitive with products or services sold by the Company, from any customer or account of the Company, existing or prospective, with whom Employee dealt or solicited while employed by the Company during the last twelve (12) months of such employment.

(b) Non-Competition. Employee further agrees that during his employment with the Company and during the twelve (12) month restricted period, he will not, without the prior written consent of the Company, discuss potential employment with or accept employment from a direct competitor of the Company, or engage in or contribute his knowledge to any employment, work, business or endeavor that is competitive with products or services sold by the Company, or any other product, process, apparatus, service, or development on which Employee worked at the Company or with respect to which Employee had access to Confidential Information while employed by the Company; provided, however, that this provision shall not prohibit Employee from purchasing or holding an aggregate equity interest of up to 5.0% of any business in competition with the Company.

(c) Non-Recruitment. During the course of Employee’s employment with the Company and during the twelve (12) month restricted period following Employee’s termination from the Company regardless of the reason for such termination, Employee agrees that he will not, directly or indirectly, hire, solicit, induce, recruit, engage, go into business with, encourage to leave their employment with the Company or otherwise cease their employment with the Company, or otherwise contract for services with, any employee of the Company, or any former employee of the Company whose employment ceased less than six (6) months earlier.

2.3 Injunctive Relief. Because of Employee’s experience and reputation in the industries in which Company, Parent and their Affiliates operate, and because of the unique nature of the Confidential Information, Employee acknowledges, understands and agrees that Company and Parent will suffer immediate and irreparable harm if Employee fails to comply with any of his obligations under Article 2 (Non-Competition and Confidentiality) of this Agreement, and that monetary damages will be inadequate to compensate Company and Parent for such breach. Accordingly, Employee agrees that Company and Parent shall, in addition to any other remedies available to them at law or in equity, be entitled to injunctive relief to enforce the terms of Article 2 (Non-Competition and Confidentiality), without the necessity of proving inadequacy of legal remedies or irreparable harm.

3.	INDEMNIFICATION.

Company and Parent agree to indemnify, and advance expenses to, Employee to the extent provided in the Certificate of Incorporation and Bylaws of Parent as of the date of this Agreement. To the extent that a change in the Delaware General Corporation Law or other applicable law (whether by statute or judicial decision) permits greater indemnification by agreement than would be afforded currently under Parent’s Certificate of Incorporation and Bylaws and this Agreement, it is the intent of the parties hereto that Employee shall enjoy by this Agreement the greater benefits so afforded by such change.

4.	MISCELLANEOUS.

4.1 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

4.2 Indulgences, Etc. Neither the failure nor any delay on the part of either party to exercise any right, remedy, power or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power or privilege preclude any other or further exercise of the same or of any right, remedy, power or privilege, nor shall any waiver of any right, remedy, power, or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power or privilege with respect to any other occurrence.

4.3 Employee’s Sole Remedy. Employee’s sole remedy shall be against the Company or Parent for any claim, liability or obligation of any nature whatsoever arising out of or relating to this Agreement or an alleged breach of this Agreement or for any other claim arising out of the termination of Employee’s employment hereunder.

4.4 Notices. All notices, requests, demands and other communications required or permitted under this Agreement and the transactions contemplated herein shall be in writing and shall be deemed to have been duly given, made and received when sent by telecopy (with a copy sent by mail) or when personally delivered or one business day after it is sent by overnight service, addressed as set forth below:

If to Employee:	Juan Martinez

_______________________________

_______________________________

If to Company:	CellStar Ltd. 1730 Briercroft Court Carrollton, Texas 75006 Attn: General Counsel

Any party may alter the address to which communications or copies are to be sent by giving notice of such change of address in conformity with the provisions of this Section for the giving of notice, which shall be effective only upon receipt.

4.5 Severability and Reformation. Should a court determine that any paragraph or sentence, or any portion of a paragraph or sentence, of this Agreement is invalid, unenforceable, or void, this determination shall not have the effect of invalidating the remainder of the paragraph, sentence or any other provision of this Agreement. Further, the court should construe this Agreement by limiting and reducing it only to the extent necessary to be enforceable under then applicable law.

4.6 Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof, and supersedes all prior and contemporaneous agreements and understandings, inducements or conditions, express or implied, oral or written, except as herein contained, which shall be deemed terminated effective immediately. The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing.

4.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas, without giving effect to principles of conflict of laws.

4.8 Survival. The covenants and agreements of the parties set forth in Articles 2, 3 and 4 hereof are of a continuing nature and shall survive the expiration, termination or cancellation of this Agreement, regardless of the reason therefor.

4.9 Binding Effect, Etc. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors, assigns, including any direct or indirect successor by purchase, merger, consolidation or otherwise to all or substantially all of the business or assets of Company, spouses, heirs, and personal and legal representatives. Company shall require and cause any successor (whether direct or indirect by purchase, merger, consolidation or otherwise) to all, substantially all, or a substantial part, of their business or assets, by written agreement in form and substance satisfactory to Employee, expressly to assume and agree to perform this Agreement in the same manner and to the same extent that Company would be required to perform if no such succession had taken place.

* * * * *

IN WITNESS WHEREOF, Company has caused this Agreement to be executed by its general partner thereunto duly authorized, and Employee has signed this Agreement, as of the date first set forth above.

CELLSTAR LTD.

By:	National Auto Center, Inc.

By:	/s/ Robert Kaiser
Robert Kaiser
Chief Executive Officer

EMPLOYEE

/s/ Juan Martinez
Juan Martinez